Exhibit 10.2
PNM RESOURCES, INC.
2023 LONG-TERM INCENTIVE PLAN
Introduction
•The 2023 Long-Term Incentive Plan (the “Plan”) provides eligible Officers of PNM Resources, Inc. (the “Company” or “PNMR”) with the opportunity to earn Performance Share Awards (70% of the total opportunity) and time-vested Restricted Stock Rights Awards (30% of the total opportunity). For purposes of the Plan, “Officer” means any Officer of the Company who: (1) has the title of Chief Executive Officer, President, Senior Vice President, Vice President or higher; and (2) who is in salary grade H18 or higher.
•The number of Performance Shares earned by an Officer for the Performance Period (as described below) will depend on the Officer’s position (e.g., Chief Executive Officer, President, Senior Vice President, Vice President, etc.), the Officer’s base salary and the Company’s level of attainment of an Earnings Growth Goal and a FFO/Debt Ratio Goal, as described below and in Attachment A.
•The number of time-vested Restricted Stock Rights granted to an Officer at the end of each Performance Period will depend on the Officer’s position, the Officer’s base salary and the discretion of the Committee.
Performance Period
•The Performance Period began on January 1, 2023 and will end on December 31, 2025.
Performance Goals
•The number of Performance Shares that an Officer will receive for the Performance Period will depend on the Company’s level of attainment of an Earnings Growth Goal and a FFO/Debt Ratio Goal.
•These goals and the corresponding Awards are described in the Performance Goal Table (Attachment A).
Performance Share Award Opportunities
•The Company’s level of attainment (Threshold, Target or Maximum) of the Earnings Growth Goal and the FFO/Debt Ratio Goal determines the level of the Officer’s Performance Share Awards.
•An Officer’s Performance Share Award opportunities also will vary depending on the Officer’s position and the Officer’s base salary, all as determined in accordance with the Performance Share Award Opportunity Table (Attachment B).
•For purposes of determining the number of Performance Shares to which an Officer is entitled at any particular Award level, the value of one Performance Share shall be equal to the Fair Market Value of one share of the Company’s Stock on the relevant Grant Date and the Officer’s base salary shall equal the Officer’s base salary as of the first day of the Performance Period.

4875-0630-2792.3

Time-Vested Restricted Stock Rights Award Opportunities
•After the Performance Period (generally between the next following January 1 and March 15), the Committee will consider whether to grant time-vested Restricted Stock Rights Awards to the participating Officers.
•If the Committee, with the approval of the Board, decides to make a time-vested Restricted Stock Rights Award to a particular Officer, it must adopt a written resolution to that effect. In the resolution, the Committee will establish the Grant Date for the time-vested Restricted Stock Rights Award.
•An Officer’s time-vested Restricted Stock Rights Award opportunity will vary depending on the Officer’s position and the Officer’s base salary, all as determined in accordance with the attached Time-Vested Restricted Stock Rights Award Opportunity Table (Attachment C). The Committee reserves the discretion to grant an Award that is less than the opportunity set forth in the Time-Vested Restricted Stock Rights Award Opportunity Table or to grant no time-vested Restricted Stock Rights Award to a particular Officer.
•For purposes of determining the number of time-vested Restricted Stock Rights to which an Officer will be entitled, the value of one time-vested Restricted Stock Right shall be equal to the Fair Market Value of one share of the Company’s Stock on the Grant Date specified in the Committee’s resolution and the Officer’s base salary shall equal the Officer’s base salary on the Grant Date.
Other Provisions
•All of the Awards will be made pursuant to the PNM Resources, Inc. 2014 Performance Equity Plan, as amended (the “PEP”) or any successor to the PEP. Any references in the Plan to the PEP shall be deemed to be a reference to the corresponding provisions of any successor to the PEP.
•All of the Awards will be subject to the standard Terms and Conditions attached hereto as Attachment D.
•The Grant Date for the Performance Share Awards is February 27, 2023.
•A prorated Performance Share Award will be provided to an Officer upon an Officer’s Separation from Service due to a Qualifying Change in Control Termination. In addition, a prorated Performance Share Award will be provided to an Officer or a “Terminating Officer” under the circumstances described below.
oAll Officers, except Terminating Officers, shall be entitled to receive a prorated Performance Share Award if the Officer has a Separation from Service in the second half of the Performance Period (in other words, between July 1, 2024 and December 31, 2025) due to death, Disability, Retirement or Impaction. A prorated Performance Share Award will not be paid to an Officer who incurs a Separation from Service for any of these reasons during the first half of the Performance Period or to an Officer who incurs a Separation from Service for any other reason other than a Qualifying Change in Control Termination prior to the last day of the Performance Period.
oA Terminating Officer shall be entitled to receive a prorated Performance Share Award if the Terminating Officer becomes Disabled or incurs a Separation from

Service in the second half of the Performance Period due to death or Impaction. A prorated Performance Share Award will not be paid to a Terminating Officer who becomes Disabled or incurs a Separation from Service due to death or Impaction during the first half of the Performance Period. For the avoidance of doubt, a prorated Performance Share Award will not be paid to a Terminating Officer due to Retirement. Solely for purposes of this Plan, a “Terminating Officer” is defined as the Company’s Chief Executive Officer and Senior Vice President and General Counsel (each determined as of the first day of the Performance Period).
•Except as set forth below in the “Special Rules for Avangrid Merger” section, the prorated Performance Share Award will be calculated at the end of the Performance Period based on actual performance during the Performance Period. The proration will be made based on the number of full months of service completed by the Officer during the Performance Period, using the proration rules described in Section 11.1(a)(iv)(2) of the PEP. The prorated Performance Share Award then will be paid at the same time as Awards are paid to other participants in the Plan.
•Except as set forth below in the “Special Rules for Avangrid Merger” section, upon an Officer’s Separation from Service at any time during the Performance Period due to a Qualifying Change in Control Termination, a prorated portion of the Performance Shares will vest at the end of the Performance Period, or such earlier time as determined under the terms of the PEP, based on the level of achievement of the performance goals in accordance with the applicable provisions of the PEP.
•If an individual ceases to be an Officer during a Performance Period but remains employed by the Company or its Affiliates, the Committee may pay a prorated Performance Share Award to the former Officer on such terms and conditions as the Committee deems to be appropriate as long as the individual was an Officer for at least half of the Performance Period.
oIf an Officer, other than a Terminating Officer, ceases to be an Officer during the Performance Period and subsequently terminates employment due to death, Disability, Retirement or Impaction, the Committee may pay a prorated Performance Share Award to the former Officer, provided the individual was an Officer for at least half of the Performance Period.
oIf a Terminating Officer ceases to be an Officer during the Performance Period and subsequently becomes Disabled or terminates employment due to death or Impaction, the Committee may pay a prorated Performance Share Award to the former Officer, provided the individual was an Officer for at least half of the Performance Period
•If an individual becomes an Officer during a Performance Period or is promoted to a new Officer position during the Performance Period, the Committee may grant a prorated Performance Share Award to the new Officer on such terms and conditions as the Committee deems to be appropriate.
•For the avoidance of doubt, the Performance Share Awards are not intended to qualify as Performance-Based Awards granted pursuant to Section 10 of the PEP. As a result, such Awards are not subject to the requirements of Section 10 of the PEP.

•All Awards issued under this Plan are subject to potential forfeiture or recovery to the fullest extent called for by the Company’s Clawback Policy. By accepting an Award, an Officer consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy.

/s/ Patrick V. Apodaca
Patrick V. Apodaca
SVP and General Counsel

Dated: April 19, 2023

ATTACHMENT A
Performance Goal Table

Goal	Threshold Level[1]	Target Level[1]	Maximum Level[1,2]
Earnings Growth[3]
If the Company’s Earnings Growth on the last day of the Performance Period places it in the Threshold, Target or Maximum Level range for the Performance Period, the Officer will be entitled to receive 50% of the Threshold, Target or Maximum Award as determined in accordance with the Performance Share Award Opportunity Table.
	At least 2%, but less than 3%	At least 3%, but less than 5%	At least 5%
FFO/Debt Ratio[4]
If the Company’s FFO/Debt Ratio on the last day of the Performance Period places it in the Threshold, Target or Maximum Level range for the Performance Period, the Officer will be entitled to receive 50% of the Threshold, Target or Maximum Award as determined in accordance with the Performance Share Award Opportunity Table.
	At least 13%, but less than 14%	At least 14%, but less than 16%	At least 16%

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1 If the Company’s Earnings Growth or FFO/Debt Ratio falls between two Award levels (e.g., the Threshold Level and the Target Level shown in the Performance Goal Table), the number of Performance Shares to which an Officer is entitled will be interpolated between the two Award levels in accordance with uniform procedures prescribed by the Committee.
2 In no event will an Officer receive more than the Maximum Award for an Officer of his or her level as listed in the Performance Share Award Opportunity' Table.
3 Earnings Growth, for the Performance Period, will be calculated by measuring the compounded annual growth rate by dividing the Earnings Per Share (as defined below) for the year ended December 31, 2025 by the Earnings Per Share (as defined below) for the year ended December 31, 2022. Tire resulting earnings growth multiple will then be multiplied to the 1/3 power and subtract 1. The calculation would be as follows: [(2025 Earnings Per Share/2022 Earnings Per Share) ∧ (1/3)] -1.
Earnings Per Share for the above calculation equals PNMR’s diluted EPS for the fiscal years ending December 31, 2022 and 2025 calculated in accordance with Generally Accepted Accounting Principles and reported in the Company’s Form 10-K for PNMR adjusted to exclude the following items: (1) mark-to-market impact of economic hedges, (2) regulatory disallowances, (3) net change in unrealized gains and losses on investment securities, (4) gains or losses on reacquired debt, (5) goodwill or other asset impairments, (6) impacts of acquisition and disposition activities, including but not limited to pension expense or income associated with Public Service Company of New Mexico’s (“PNM”) former gas utility operations, (7) impact of the Company’s adoption of an accounting pronouncement or the Company’s adoption of a change in accounting pronouncement on or after February 27, 2023, (8) the loss, impairment, or write-up of any deferred tax asset or liability that was earned and recognized in a prior tax year, but that must be revalued in the current year, (9) judgments entered or settlements reached in litigation or other
    A-1

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regulatory proceedings, (10) increases or decreases in the liabilities associated with PNM’s retired generating stations, including but not limited to expenses incurred in demolition or environmental work of such generating stations, (11) costs associated with process improvement initiatives, (12) expected credit loss allowances or reversals, and (13) changes to the liabilities associated with mine reclamation costs including but not limited to: (a) changes in the discount rate used to measure those liabilities, (b) an early retirement of generating stations, or (c) actions taken by the New Mexico Public Regulation Commission.

4 The FFO/Debt Goal equals PNMR’s funds from operations for the fiscal year ending December 31, 2025 divided by PNMR’s total debt outstanding (including any long-term leases and unfunded pension plan obligations, excluding any outstanding debt associated with securitization) as of December 31, 2025. Funds from operations are equal to the amount of PNMR’s net cash flow from operating activities (as reflected on the Consolidated Statement of Cash Flows) as reported in the Company’s Form 10-K for PNMR adjusted by the following items: (1) including amounts attributable to principal payments on imputed debt from long-term leases, (2) excluding changes in PNMR’s working capital, including bad debt expense, (3) excluding the impacts of any consolidation required by the Variable Interest Entities accounting rules and regulations, (4) subtracting the amount of capitalized interest, (5) excluding impacts on material changes to the federal and state tax rate, (6) excluding any contributions to the PNMR or TNMP qualified pension plans, (7) excluding cash invested in cloud computing projects that are treated as operating cash flows, (8) excluding impacts of securitization, and (9) excluding impacts of acquisition activities. The calculation is intended to be consistent with Moody’s calculation of FFO/Debt (which Moody’s refers to as “CFO Pre-WC/Debt”) and includes any other adjustments be consistent with Moody’s methodology as of February 27, 2023.
    A-2

ATTACHMENT B
Performance Share Award Opportunity Table

Officer Level	Threshold Award	Target Award	Maximum Award
CEO	Performance Shares = 101.5% of base salary	Performance Shares = 203% of base salary	Performance Shares = 406% of base salary
President and COO	Performance Shares = 57.75% of base salary	Performance Shares = 115.5% of base salary	Performance Shares = 231% of base salary
SVP	Performance Shares = 29.75% of base salary	Performance Shares = 59.5% of base salary	Performance Shares = 119% of base salary
VP	Performance Shares = 19.25% of base salary	Performance Shares = 38.5% of base salary	Performance Shares = 77% of base salary

    B-1

ATTACHMENT C
Time-Vested Restricted Stock Rights Award Opportunity Table

Officer Level	Award
CEO	Restricted Stock Rights = 87% of base salary
President and COO	Restricted Stock Rights = 49.5% of base salary
SVP	Restricted Stock Rights = 25.5% of base salary
VP	Restricted Stock Rights = 16.5% of base salary

    C-1

ATTACHMENT D
2023 LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS
PNM Resources, Inc. (the “Company” or “PNMR”) has adopted the PNM Resources, Inc. 2014 Performance Equity Plan, as amended or a successor to the 2014 Performance Equity Plan (the “PEP”). Pursuant to the PEP, the Committee has developed the PNM Resources, Inc. 2023 Long-Term Incentive Plan (the “Plan” or the “2023 Plan”) pursuant to which eligible Officers may receive Performance Share Awards and time-vested Restricted Stock Rights Awards.
All of the Awards granted under the 2023 Plan are made pursuant to the PEP and are subject to the provisions of the PEP. In addition, all of the Awards under the 2023 Plan are made subject to these Terms and Conditions. All of the terms of the PEP are incorporated into this document by reference.
Capitalized terms used in but not otherwise defined in this document shall have the meanings given to them in the PEP. Any references in the Plan to the PEP shall be deemed to be a reference to the corresponding provisions of any successor to the PEP.
1.    Performance Share Awards.
(a)    Determination of Earnings Growth Goal and FFO/Debt Ratio Goal. The Committee will determine the Earnings Growth and the FFO/Debt Ratio for the Performance Period and the Officer’s corresponding Performance Share Award, if any, by March 1, 2026. The Committee then will submit its recommendations to the Board of Directors for review and approval. The Performance Shares to which an Officer is entitled shall become payable at the times described below.
(b)    Separation from Service; Forfeiture. Unless an Officer qualifies for a prorated Award as described in the Plan due to a Qualifying Change in Control Termination or due to Disability, Separation from Service during the second half of the Performance Period due to death, Disability, Retirement, or Impaction, or as otherwise described in the Plan, the Officer’s Award will be forfeited upon the Officer’s Separation from Service prior to the end of the Performance Period. If the Company terminates an Officer’s employment for Cause during or following the expiration of the Performance Period, all vested and unvested Performance Shares shall be canceled and forfeited immediately, regardless of whether the Officer elects Retirement.
(c)    Form and Timing of Delivery of Stock. All of the Performance Shares awarded and vested pursuant to the Plan will be paid in Stock on or before March 15 of the calendar year following the calendar year in which the Performance Period ends (in other words, by March 15, 2026). The Performance Shares granted under this Plan are intended to fit within the short-term deferral exception to Section 409A of the Code. If the Company determines that the Performance Shares do not qualify for the short-term deferral exception to Section 409A, the restrictions described in Section 18.3 of the PEP will apply to the Performance Shares.
(d)    Special Rules for Avangrid Merger. If the transaction contemplated by the Agreement and Plan of Merger, dated as of October 20, 2020, by and among Avangrid, Inc., NM Green Holdings, Inc. and the Company, as amended (the “Merger Agreement”), closes prior to the end of the Performance Period, pursuant to the Merger Agreement, the “Earned Performance

Shares” (as defined in the Merger Agreement) shall be determined prior to the closing of the transaction contemplated by the Merger Agreement. As of the closing of the transaction contemplated by the Merger Agreement, the Earned Performance Shares shall be converted into the right to receive cash-settled, time-vested restricted stock rights in Avangrid stock (the “Avangrid Restricted Stock Rights”).
(1)    For all Officers, other than Terminating Officers, the Avangrid Restricted Stock Rights shall vest on the earliest of the Officer’s (1) Separation from Service in the second half of the Performance Period due to death, Disability, Retirement or Impaction, (2) Qualifying Change in Control Termination or (3) last day of the Performance Period, provided the Officer remains employed on such date. The Avangrid Restricted Stock Rights for all Officers, except Terminating Officers, shall be delivered between January 1, 2026 and March 15, 2026.
(2)    Except as otherwise provided by Section 18.3 of the PEP, the Avangrid Restricted Stock Rights for Terminating Officers shall vest and be delivered to the Terminating Officers within thirty (30) days following the earliest of (i) his or her Qualifying Change in Control Termination, (ii) his or her termination of employment following the closing of the Merger due to death, Disability, or Impaction, or (iii) the last day of the Performance Period.
2.    Time-Vested Restricted Stock Rights Awards.
(a)    Vesting.
(1)    Except as set forth below, the time-vested Restricted Stock Rights shall vest in the following manner: (i) 33% of the time-vested Restricted Stock Rights will vest on March 7, 2027; (ii) an additional 34% of the time-vested Restricted Stock Rights will vest on March 7, 2028; and (iii) the final 33% of the time-vested Restricted Stock Rights will vest on March 7, 2029 (each a “Vesting Date”).
(2)    Upon an Officer’s involuntary or voluntary Separation from Service for any reason other than those set forth in Section 2(a)(3), the time-vested Restricted Stock Rights, if not previously vested, shall be canceled and forfeited immediately.
(3)    Upon an Officer’s Separation from Service due to death, Disability, Retirement, Impaction, or a Qualifying Change in Control Termination, any unvested time-vested Restricted Stock Rights shall become 100% vested in accordance with the applicable provisions of the PEP
(b)    Form and Timing of Delivery of Stock. All of the time-vested Restricted Stock Rights awarded pursuant to this Plan will be paid in Stock in accordance with the following provisions:
(1)    If any time-vested Restricted Stock Rights vest in accordance with Section 2(a)(1), the Officer will generally receive the Stock payable with respect to such vested time-vested Restricted Stock Rights within 90 days following each Vesting Date and in all cases by December 31 following the applicable Vesting Date.
(2)    If any time-vested Restricted Stock Rights vest in accordance with Section  2(a)(3), the Officer will receive the Stock payable with respect to such time-vested

Restricted Stock Rights within 90 days following the date of the Officer’s Separation from Service, subject to the provisions of Section 18.3 of the PEP.
(3)    If the 90-day period during which payments may be made pursuant to Section 2(a)(1) or (3) begins in one calendar year and ends in another, the Officer will receive the Stock in the second calendar year.
(4)    All Stock will be awarded in accordance with the requirements of Section 409A of the Code and Section 18.3 of the PEP.
3.    Adjustments. Neither the existence of the Plan nor the Awards shall affect, in any way, the right or power of the Company to make or authorize: any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; or any merger or consolidation of the Company; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Awards are more fully described in Section 4.3 of the PEP.
4.    Dividend Equivalents. An Officer will not be entitled to receive a dividend equivalent for any of the Performance Shares or time-vested Restricted Stock Rights granted under the Plan.
5.    Withholding. The Company shall have the power to withhold, or require an Officer to remit to the Company, up to the maximum amount necessary to satisfy federal, state, and local tax withholding requirements in the applicable jurisdiction on any Award under the Plan, all in accordance with the provisions of the PEP.
6.    Securities Law Compliance. The delivery of the time-vested Restricted Stock Rights or earned Performance Shares may be delayed to the extent necessary to comply with Federal securities laws.
7.    Status of Plan and Administration. The Plan and these Terms and Conditions shall at all times be subject to the terms and conditions of the PEP and shall in all respects be administered by the Committee in accordance with the terms of and as provided in the PEP. The Committee shall have the sole and complete discretion with respect to the interpretation of the Plan, these Terms and Conditions and the PEP, and all matters reserved to it by the PEP. The decisions of the majority of the Committee shall be final and binding upon an Officer and the Company. In the event of any conflict between the terms and conditions of the Plan or these Terms and Conditions and the PEP, the provisions of the PEP shall control.
8.    Waiver and Modification. The provisions of the Plan and these Terms and Conditions may not be waived or modified unless such waiver or modification is in writing signed by an authorized representative of the Committee.
9.    Amendment or Suspension. The Committee, in its sole discretion, reserves the right to adjust, amend or suspend the Plan and these Terms and Conditions during the Performance Period except as otherwise provided in the PEP. The President and Chief Operating Office or the Senior Vice President and General Counsel is hereby authorized to correct any typographical or similar errors in the Plan, the Terms and Conditions and any other documents issued in connection with the Plan.

10.    Ethics. The purpose of the Plan is to fairly reward performance achievement. Any Officer who manipulates or attempts to manipulate the Plan for personal gain at the expense of customers, shareholders, other employees, or the Company or its Affiliates will be subject to disciplinary action, up to and including termination of employment, and will forfeit and be ineligible to receive any Award under the Plan.